                         ASSET PURCHASE AGREEMENT

                       DATED AS OF OCTOBER 12, 1995

                                   AMONG

                            NASH-FINCH COMPANY,


                 MILITARY DISTRIBUTORS OF VIRGINIA, INC.,


                              JERRY H. JARED,


                           WAYNE L. DUNCAN, JR.


                                    AND


                             JOHN W. PAYNE III

                             TABLE OF CONTENTS

                                                                      Page

       1.   Purchase of Assets.........................................  1
            (a)  Assets to be Purchased................................  1
            (b)  Excluded Assets.......................................  3
            (c)  Liabilities to Be Assumed.............................  3
            (d)  Purchase Price........................................  4
            (e)  Payment of Purchase Price.............................  4
            (f)  Allocation of Purchase Price..........................  5
            (g)  No Other Liabilities to be Assumed....................  5
            (h)  Closing...............................................  6

       2.   Representations and Warranties of Company and the
            Shareholders...............................................  6
            (a)  Disclosure Schedule...................................  6
            (b)  Corporate Organization................................  6
            (c)  Authorization.........................................  7
            (d)  Non-Contravention.....................................  7
            (e)  Consents and Approvals................................  8
            (f)  Financial Statements..................................  8
            (g)  Loss Contingencies; Other Non-Accrued Liabilities.....  9
            (h)  Absence of Certain Changes............................  9
            (i)  Real Properties....................................... 10
            (j)  Machinery, Equipment, Vehicles and Personal
                 Property.............................................. 11
            (k)  Receivables and Payables.............................. 11
            (l)  Inventories........................................... 12
            (m)  Intellectual Property Rights.......................... 12
            (n)  Litigation............................................ 12
            (o)  Taxes................................................. 12
            (p)  Insurance............................................. 13
            (q)  Benefit Plans......................................... 14
            (r)  Bank Accounts; Powers of Attorney..................... 16
            (s)  Contracts and Commitments; No Default................. 17
            (t)  Orders, Commitments and Returns....................... 18
            (u)  Labor Matters......................................... 18
            (v)  Permits and Other Operating Rights.................... 19
            (w)  Compliance with Law................................... 20
            (x)  Assets of Business.................................... 20
            (y)  Business Generally.................................... 20
            (z)  Hazardous Substances and Hazardous Wastes............. 20
            (aa) Brokers............................................... 21
            (ab) Accuracy of Information............................... 22

       3.   Representations and Warranties of Purchaser................ 22
            (a)  Corporate Organization................................ 22
            (b)  Authorization......................................... 22
            (c)  Non-Contravention..................................... 22
            (d)  Ability to Pay Purchase Price......................... 23

       4.   Covenants.................................................. 23

            (a)  Company's and the Shareholders' Agreements as to
                 Specified Matters..................................... 23
            (b)  Conduct of Company Business........................... 25
            (c)  No Solicitation of Alternate Transaction.............. 25
            (d)  Full Access to Purchaser.............................. 26
            (e)  Confidentiality....................................... 26
            (f)  Filings; Consents; Removal of Objections.............. 27
            (g)  Further Assurances; Notification...................... 27
            (h)  Supplements to Disclosure Schedule.................... 28
            (i)  Public Announcements.................................. 28
            (j)  Transactional Tax Undertakings........................ 28
            (k)  Bulk Transfers........................................ 28
            (l)  Employee Matters...................................... 28
            (m)  Accounts Receivable................................... 30
            (n)  Post-Closing Access to and Retention of Books and
                 Records of Company.................................... 30
            (o)  Real Estate Title Evidence............................ 31

       5.   Conditions to Obligations of Purchaser..................... 31
            (a)  Representations and Warranties True................... 32
            (b)  Performance........................................... 32
            (c)  Required Approvals and Consents....................... 32
            (d)  Adverse Changes....................................... 32
            (e)  No Proceeding or Litigation........................... 32
            (f)  Opinion of Company's and the Shareholders' Counsel.... 33
            (g)  Legislation........................................... 33
            (h)  Certificates.......................................... 33
            (i)  Due Diligence......................................... 33
            (j)  Environmental Audit................................... 34
            (k)  Estoppel Certificates................................. 34
            (l)  Documentation for Conveyance of the Assets............ 34
            (m)  HSR Filings........................................... 34
            (n)  Lease/Option to Purchase.............................. 34
            (o)  Management Agreement.................................. 35
            (p)  Right of First Refusal Agreement...................... 35
            (q)  Software License...................................... 35

       6.   Conditions to Company's and the Shareholders'
            Obligations................................................ 35
            (a)  Representations and Warranties True................... 35
            (b)  Performance........................................... 35
            (c)  Corporate Approvals................................... 35
            (d)  No Proceeding or Litigation........................... 35
            (e)  Opinion of Purchaser's Counsel........................ 36
            (f)  Legislation........................................... 36
            (g)  Certificates.......................................... 36
            (h)  Documentation for Assumption of Assumed
                 Liabilities........................................... 36
            (i)  HSR Filings........................................... 36
            (j)  Management Agreement.................................. 37

       7.   Termination and Abandonment................................ 37
            (a)  Methods of Termination................................ 37
            (b)  Procedure Upon Termination............................ 37

       8.   Survival and Indemnification............................... 38
            (a)  Survival.............................................. 38
            (b)  Company's and the Shareholders' Indemnification of
                 Purchaser............................................. 39
            (c)  Purchaser's Indemnification of Company and the
                 Shareholders.......................................... 39
            (d)  Indemnification Procedure............................. 39

       9.   Miscellaneous Provisions................................... 40
            (a)  Expenses.............................................. 41
            (b)  Amendment and Modification............................ 41
            (c)  Waiver of Compliance; Consents........................ 41
            (d)  No Third Party Beneficiaries.......................... 41
            (e)  Notices............................................... 41
            (f)  Assignment............................................ 42
            (g)  Governing Law; Jurisdiction........................... 43
            (h)  Severability.......................................... 43
            (i)  Counterparts.......................................... 43
            (j)  Headings.............................................. 43
            (k)  Entire Agreement...................................... 43
            (l)  Injunctive Relief and Specific Performance............ 44
            (m)  Attorneys' Fees....................................... 44
            (n)  List of Defined Terms................................. 44

                             LIST OF EXHIBITS


NAME OF EXHIBIT                                        NUMBER OF EXHIBIT
---------------                                        -----------------
Trade and Other Names to be Purchased................  Exhibit 1(a)(i)

Prepaid Expenses.....................................  Exhibit 1(a)(iii)

Equipment............................................  Exhibit 1(a)(vi)

Real Estate..........................................  Exhibit 1(a)(vii)

Contracts............................................  Exhibit 1(a)(viii)

Excluded Assets......................................  Exhibit 1(b)

Promissory Notes Payable.............................  Exhibit 1(d)(ii)

Liabilities Undertaking..............................  Exhibit 1(e)(ii)

Required Consents....................................  Exhibit 5(c)

Opinion of Company's and the
Shareholders' Counsel................................  Exhibit 5(f)

Lease/Option to Purchase.............................  Exhibit 5(n)

Management Agreement.................................  Exhibit 5(o)

Right of First Refusal Agreement.....................  Exhibit 5(p)

Opinion of Purchaser's Counsel.......................  Exhibit 6(f)

List of Defined Terms................................  Exhibit 9(m)

                         ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of October 12, 1995, is by and among Nash-Finch Company, a Delaware corporation ("PURCHASER"), Military Distributors of Virginia, Inc., a Virginia corporation ("COMPANY"), Jerry H. Jared, an individual resident of the State of Virginia, Wayne L. Duncan, Jr., an individual resident of the State of Virginia, and John W. Payne III, an individual resident of the State of Virginia, which individuals are the holders of all of the issued and outstanding shares of the capital stock of Company (such individuals are referred to in this Agreement individually as a "SHAREHOLDER" and collectively as the "SHAREHOLDERS").

                                 RECITALS

     A. The parties hereto wish to provide for the terms and conditions upon which Purchaser will acquire substantially all of the business and assets of Company.

     B. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of the business and assets of Company and also to prescribe various conditions to such transaction.

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions contained in this Agreement, the parties hereto agree as follows:

                                 SECTION 1

1.   PURCHASE OF ASSETS.

     (a) ASSETS TO BE PURCHASED. Upon satisfaction of all conditions to the obligations of the parties contained in this Agreement (other than such conditions as shall have been waived in accordance with the terms of this Agreement), Company shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Company, at the Closing, as defined in subsection 1(h), all of the business, assets, properties and rights of Company, as a going concern, of every nature, kind and description, tangible and intangible, insofar as they relate to the conduct of the business of Company as presently conducted by Company, wheresoever located and whether or not carried or reflected on the books and records of Company (referred to in this Agreement collectively as the "ASSETS"), but not including the "EXCLUDED ASSETS," as defined in subsection 1(b). The Assets shall include, without limitation, the following to the extent used or useful in the business of Company and not constituting Excluded Assets:

          (i) all rights to the use of the names and all variations thereof, including all trade name or trademark rights with respect thereto, listed on Exhibit 1(a)(i) hereto (PROVIDED, HOWEVER, that Purchaser agrees that Company may use the name "Military Distributors of Virginia Management Company" during the term of the Management Agreement, as hereinafter defined, and solely for the purposes of performing its obligations under the Management Agreement);

          (ii) all cash, cash equivalents, deposit accounts, certificates of deposit and other investments or securities;

          (iii) all prepaid expenses described on Exhibit 1(a)(iii) hereto (the "PREPAID EXPENSES"), except that Purchaser may elect prior to Closing to not take the prepaid expense relating to insurance, in which event it will remain an asset of Company, (any prepaid expenses of Company that are not purchased by Purchaser under this Agreement will be expensed against income in Company's fiscal year ended December 31, 1995), and all other prepaid expenses, including prepaid office supplies, pallets, and computer forms, which will be transferred to Purchaser at Closing, and all credit balances and deposits;

          (iv) all accounts and notes receivable and trade notes and trade accounts reflected as assets in the Latest Balance Sheet, as defined in subsection 2(f), and those generated, purchased or otherwise acquired after the date of the Latest Balance Sheet, and not including those paid after the date of the Latest Balance Sheet and prior to the Closing (the "RECEIVABLES");

          (v) all of the items of merchandise, inventory and supplies reflected in the Latest Balance Sheet and any merchandise, inventory and supplies generated, purchased or otherwise acquired in the ordinary course of business after the date of the Latest Balance Sheet and not including any merchandise, inventory and supplies disposed of in the ordinary course of business, in each case consistent with the terms of this Agreement, after the date of the Latest Balance Sheet and prior to the Closing;

          (vi) all personal property, including without limitation all machinery, equipment, furniture, fixtures, data processing equipment and peripheral equipment, vehicles and other similar personal property and spare parts, including, but not limited to the items listed on Exhibit 1(a)(vi) hereto, and all such personal property subsequently acquired by Company through the Closing (the "EQUIPMENT");

          (vii) all real property ownership interests in the land and buildings described on Exhibit 1(a)(vii) hereto (the "REAL ESTATE");

          (viii) all of the rights of Company under contracts, leases, agreements, unfilled customer purchase or sales orders, licenses, permits and other governmental authorizations or approvals, including, but not limited to, the contracts, leases, agreements, licenses and permits listed on Exhibit 1(a)(viii) hereto (the "CONTRACTS"); and

          (ix) all of the inventions, know-how, trade secrets, logos and other proprietary information or intellectual property rights of Company, a perpetual, fully paid and royalty-free license to use all of the computer software used in the business of Company, all telephone listings and rights to use the telephone numbers used by Company, all of the goodwill and going concern value of Company, and all choses in action and other similar rights of Company.

          (x) On the Closing Date, Company shall transfer to Purchaser valid legal title to all of the Assets, other than the Excluded Assets, as defined in subsection 1(b), free and clear of any Lien, as defined in subsection 2(d)(ii), other than any Permitted Liens, as defined in subsection 2(i), and except as described in the initial Disclosure Schedule, as defined in subsection 2(a).

     (b) EXCLUDED ASSETS. The Assets to be purchased under this Agreement shall not include any of the assets listed on Exhibit 1(b) hereto (the "EXCLUDED ASSETS"), which shall remain for all purposes the properties and assets of Company.

     (c) LIABILITIES TO BE ASSUMED. Upon satisfaction of all conditions to the obligations of the parties contained in this Agreement (other than such conditions as shall have been waived in accordance with the terms of this Agreement), and subject to the consummation of the Closing, Purchaser shall assume, and agree to pay, perform and discharge when due, only the following obligations of Company (the "ASSUMED LIABILITIES"):

          (i) all of the trade accounts payable (and all outstanding checks that are written in the normal course of business consistent with the terms of this Agreement on or before the Closing Date that have not cleared the bank as of the Closing Date) of Company reflected in the Latest Balance Sheet and those generated after the date of the Latest Balance Sheet in the ordinary course of business consistent with the terms of this Agreement and not including those accounts payable and outstanding checks paid after the date of the Latest Balance Sheet and prior to the Closing;

          (ii) all of the obligations of Company under Industrial Development Authority of the City of Norfolk $815,000 Industrial
Development Revenue Refunding Bonds (Military Distributors of Virginia, Inc. Project) Series 1990 (the "ARGONNE BONDS");

          (iii) all of the obligations of Company arising in the ordinary course of business from and after the Closing under the Contracts, and specifically excluding any obligation arising from any default or failure of performance of Company arising at any time prior to the Closing; and

          (iv) all of the obligations of Company with respect to all of the accrued expenses of Company incurred in the ordinary course of business, reported in accordance with generally accepted accounting principles and expensed against income of Company in 1995, except that the vacation accrual will not exceed $10,000 and there will be no sick leave accrual.

     (d) PURCHASE PRICE. The total purchase price for the Assets shall be equal to the sum of (i) Fifty-Six Million Dollars ($56,000,000); (ii) the outstanding balance immediately prior to the Closing of the promissory notes of Company listed on Exhibit 1(d)(ii) hereto (the "PROMISSORY NOTES"); (iii) the balance immediately prior to the Closing of the Prepaid Expenses of Company (excluding insurance if Purchaser has elected to not take such prepaid expense); and (iv) the outstanding balance immediately prior to the Closing of the Assumed Liabilities (the "PURCHASE PRICE").

     (e) PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

     (i) By federal wire transfer in immediately available funds on the Closing Date, or if the Closing Date is not a business day, on the first business day following the Closing Date, of an amount equal to the sum of
(A) Fifty-Six Million Dollars ($56,000,000), less the amount withheld pursuant to subsection 1(e)(iii) below; (B) the outstanding balance immediately prior to the Closing of the Promissory Notes; and (C) the balance immediately prior to the Closing of the Prepaid Expenses (excluding insurance if Purchaser has elected to not take such prepaid expense), PROVIDED, HOWEVER, that Purchaser agrees that if the Closing is delayed beyond January 2, 1996 due to any failure by Purchaser to perform or comply with any obligation of Purchaser in this Agreement, and all conditions for the benefit of Purchaser set forth in Section 5 of this Agreement have been satisfied or waived on or before January 2, 1996, then Purchaser agrees to pay at the Closing, if and when it occurs, interest on such amount from January 2, 1996 until the Closing Date at a rate of eight percent (8%) per annum and in such event all earnings accruing to Company after December 31, 1995 accrue to the benefit of Purchaser if the transaction is consummated;

     (ii) By the execution and delivery to Company at the Closing of a Liabilities Undertaking in the form of Exhibit 1(e)(ii) hereto (the "LIABILITIES UNDERTAKING"); and

     (iii) By federal wire transfer in immediately available funds on the date that is six (6) months after the Closing Date, or if such date is not a business day, on the first business day following such date, of an amount equal to Five Hundred Thousand Dollars ($500,000), PROVIDED, HOWEVER, that Purchaser, in its sole discretion, may unilaterally increase the amount to be so withheld from the portion of the Purchase Price to be paid at Closing if Purchaser determines in its sole discretion based on its due diligence investigation of Seller that any additional amount should be so withheld to satisfy potential claims of Purchaser, PROVIDED

FURTHER, notwithstanding the foregoing, such funds shall constitute a nonexclusive source of funds to satisfy any obligations of Company or the Shareholders to indemnify Purchaser pursuant to Section 8 hereunder and Purchaser shall be entitled to exercise all rights of offset against such amount for any amount required to satisfy any claims for indemnification asserted by Purchaser pursuant to Section 8 that are not otherwise resolved or satisfied as of the time of the payment otherwise required to be made by Purchaser to Company pursuant to this subsection 1(e)(iii).

     (f) ALLOCATION OF PURCHASE PRICE. The parties hereto agree that Purchaser may retain at its expense an independent appraiser to prepare appraisals of the fair market value of the tangible Assets (other than cash equivalents, accounts receivable, prepaid items and inventory). Purchaser shall prepare an allocation of the Purchase Price among the tangible Assets, based on the fair market values thereof, and the Software License, as defined herein, to which the parties agree that $500,000 of the Purchase Price shall be allocated, whether or not Purchaser obtains any independent appraiser to appraise the fair market value of any of the tangible Assets. Inventory will be valued on the "first-in, first-out" method of inventory valuation for purposes of such allocation. Such allocation will be made in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Purchaser shall provide Company a reasonable opportunity to review and comment upon the allocation prepared by Purchaser. If Company disagrees with appraisal obtained by Purchaser, Company may retain at its expense an independent appraiser to prepare appraisals of the fair market value of the Assets (other than cash equivalents, accounts receivable, prepaid items and inventory). If following Company's appraisals the parties are unable to agree upon the fair market value of the appraised Assets, then the appraiser appointed by Purchaser and the appraiser appointed by Company shall agree upon a third independent appraiser to appraise such Assets as to which the parties may disagree as to the fair market value, and the fair market value shall be the average of Purchaser's appraisal, Company's appraisal and the third independent appraisal. To the extent that such revised appraisal differs from the appraisal first obtained by Purchaser, the allocation of the Purchase Price will be revised accordingly. The balance of the Purchase Price, after allocation to the tangible Assets and the Software License, will be allocated to goodwill. The parties to this Agreement agree that such allocation as originally submitted by Purchaser or as revised as set forth above shall be a fair and reasonable allocation of the Purchase Price, and the parties to this Agreement shall file all applicable tax returns and reports (including IRS Form 8594) in accordance with and based upon such allocation, and shall not take any position in any tax return or report, or any tax proceeding or audit, that is inconsistent with such allocation.

     (g) NO OTHER LIABILITIES TO BE ASSUMED. Except with respect to the Assumed Liabilities, it is expressly understood and agreed by the parties that Purchaser has not and shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Purchaser of, any liabilities, obligations, debts, payables or other claims of any nature against Company of any kind whatsoever, whether fixed or contingent and whether known or unknown. Company shall be responsible for all of the liabilities, obligations, debts, payables or other claims against Company not expressly assumed by Purchaser as Assumed Liabilities.


     (h) CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to
Section 7 hereof, a closing (the "CLOSING") will be held on January 2, 1996 at the offices of Wolcott, Rivers, Wheary, Basnight & Kelly, P.C., Virginia Beach, Virginia, or such other place as the parties may agree, at 9:00 a.m., local time or such other time or date as the parties may agree upon in writing, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties, provided, however, that if any of the conditions provided for in Sections 5 and 6 hereof shall not have been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the reasonable best efforts of such party, shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived. The date on which the Closing actually takes place is hereinafter referred to as the "CLOSING DATE." In no event, however, shall the Closing occur later than January 31, 1996 (the "TERMINATION DATE").

                                 SECTION 2

2.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDERS.

     Company and the Shareholders hereby jointly and severally represent and warrant to Purchaser as of the date hereof as follows:

     (a) DISCLOSURE SCHEDULE. Simultaneously with the execution and delivery of this Agreement, Company and the Shareholders shall execute and deliver to Purchaser a disclosure schedule (the "DISCLOSURE SCHEDULE") divided into sections which correspond to the subsections of this Section
2. The Disclosure Schedule is accurate and complete, subject to all of the limitations set forth in this Section 2.

     (b) CORPORATE ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business of Company or the Assets. The Disclosure Schedule contains a list of all jurisdictions in which Company is qualified or licensed to do business, and complete and correct copies of its articles or certificate of incorporation and bylaws, as presently in effect.

     (c) AUTHORIZATION. Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Shareholders own all of the issued and outstanding shares of the capital stock of Company. The Board of Directors of Company and the Shareholders have taken all action required by law, Company's articles or certificate of incorporation and bylaws and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Company and each of the Shareholders and no other corporate action is necessary for the consummation by Company and the Shareholders of the transactions contemplated herein. Assuming the due authorization, execution and delivery hereof by Purchaser, this Agreement is the valid and binding legal obligation of Company and each of the Shareholders, enforceable against Company and each of the Shareholders in accordance with its terms.

     (d) NON-CONTRAVENTION. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

          (i) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws of Company; or

          (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company or any Shareholder is a party or by which Company or any Shareholder or any of their properties or assets is or may be bound, which conflict, default or other event could have a material adverse effect on the business of Company or the Assets or on the ability of Company or any Shareholder to consummate the transactions contemplated by this Agreement, or result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind (collectively, a "LIEN"), upon any of the Assets; or

          (iii) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a "LAW" and sometimes collectively as "LAWS") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "AUTHORITY" and sometimes collectively as "AUTHORITIES") which violation could have a material adverse effect on the business of Company or the Assets or on the ability of Company or any Shareholder to consummate the transactions contemplated by this Agreement.

     (e) CONSENTS AND APPROVALS. Except as set forth in the Disclosure Schedule, with respect to Company and the Shareholders, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "CONSENT" and sometimes collectively as "CONSENTS"), any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Company or any Shareholder or the consummation by Company or any Shareholder of the transactions contemplated herein.

     (f) FINANCIAL STATEMENTS. The Disclosure Schedule contains (i) the audited balance sheets, statements of income, statements of stockholders' equity and statements of cash flows of Company as of and for each of the fiscal years ended December 31, 1993 and 1994, together with the audit report thereon of Goodman & Company, L.L.P., certified public accountants (the "AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited balance sheet, statement of income, statement of stockholders' equity and statement of cash flows of Company as of and for the eight-month period ended August 31, 1995 (the "UNAUDITED FINANCIAL STATEMENTS") (the latest balance sheet included in the Unaudited Financial Statements is referred to herein as the "LATEST BALANCE SHEET"). Between the date hereof and the Closing Date, Company and the Shareholders will furnish to Purchaser as soon as available and in any event within thirty (30) days after each month-end, the balance sheet and statement of income of Company for each of the fiscal months ended after August 31, 1995 prepared based on the use of "first-in, first-out" method for valuation of inventory (the "INTERIM FINANCIAL STATEMENTS"). Except as set forth in the Disclosure Schedule, the Audited Financial Statements, the Unaudited Financial Statements and the Interim Financial Statements (i) are or, in the case of the Interim Financial Statements, will be prepared in conformity with the books and records of Company; (ii) fairly present or, in the case of the Interim Financial Statements, will fairly present, the financial position of Company as of the respective dates thereof and the results of operations of Company for the periods then ended; and (iii) have been or, in the case of the Interim Financial Statements, will be, prepared in conformity with generally accepted accounting principles consistently applied for all periods, subject in the case of the Unaudited Financial Statements and the Interim Financial Statements to (A) year-end adjustments, which adjustments are not expected to be material, and (B) information otherwise required for presentation in accordance with generally accepted accounting principles (such as footnotes).

     (g) LOSS CONTINGENCIES; OTHER NON-ACCRUED LIABILITIES. Except as set forth in the Disclosure Schedule, Company does not have:

          (i) any Loss Contingencies which are not required by generally accepted accounting principles to be accrued;

          (ii) any Loss Contingencies involving an unasserted claim or assessment which are not required by generally accepted accounting principles to be disclosed because the potential claimants have not manifested to Company an awareness of a possible claim or assessment; or

          (iii) any categories of liabilities or obligations which are not required by generally accepted accounting principles to be accrued.

For purposes of this Agreement, "LOSS CONTINGENCY" shall have the meaning accorded to it by generally accepted accounting principles.

     (h) ABSENCE OF CERTAIN CHANGES. Except as set forth in the Disclosure Schedule, since December 31, 1994, Company has owned and operated its business and the Assets in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, Company has not, subject to the aforesaid exceptions:

          (i) suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves, businesses, prospects, goodwill or going concern value or experienced any event or failed to take any action which reasonably could be expected to result in such an adverse change;

          (ii)   suffered any loss, damage, destruction or other   casualty
     (whether or not covered by insurance), or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships, or suffered any adverse change with respect thereto, which has had or could have a material adverse effect on its business or the Assets;

          (iii) mortgaged, pledged, or subjected to any Lien, any of the Assets; or

          (iv) entered into any commitment for capital expenditures for additions to plant, property or equipment;

          (v) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or purchased or redeemed any shares of its capital stock;

          (vi) issued or sold any shares of its capital stock, or any options, warrants, conversion, exchange or other rights to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares;

          (vii)  incurred any indebtedness for borrowed money;

          (viii) acquired or disposed of any assets or properties;

          (ix) forgiven or cancelled any debts or claims, or waived any rights;

          (x)    entered into any material transaction;

          (xi) granted to any officer or salaried employee or any other employee any increase in compensation in any form or paid any severance or termination pay; or

          (xii) agreed, whether in writing or otherwise, to take any action described in this subsection 2(h).

     (i) REAL PROPERTIES. Except as set forth in the Disclosure Schedule, Company has good and marketable fee simple record title in and to, or a leasehold interest in and to, all of its real property assets and fixtures reflected in the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet or otherwise used or useful in connection with the business of Company (except for real property assets and fixtures sold in the ordinary course of business since the date of the Latest Balance Sheet). Except as set forth in the Disclosure Schedule, such leasehold interests are valid and in full force and effect and enforceable in accordance with their terms, and there does not exist any violation, breach or default thereof or thereunder. Except as set forth in the Disclosure Schedule, none of the real property assets or fixtures owned by Company is subject to any mortgage, pledge, lien, security interest, encumbrance, claim, easement, right-of-way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record), except the following (herein called "PERMITTED LIENS"):
(i) liens securing specified liabilities or obligations shown on the Latest Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business; (iii) minor imperfections of title which do not impair the fair market value or the existing use of such real property assets or fixtures; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings. Except as set forth in the Disclosure Schedule, all real properties owned by and leased to Company used in the conduct of its business are free from structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other material defects. Except as set forth in the Disclosure Schedule, each such real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws, and there is, to the best knowledge of Company and the Shareholders (which for all purposes of this Agreement shall be deemed to include all facts within the actual knowledge of Company and the Shareholders and such facts as would have come to the attention of the Shareholders based on the conduct by them of the management of the business and affairs of Company is a reasonable, prudent and businesslike manner), no such Law contemplated that would affect adversely the right of Company to own or lease and operate and use such real properties. Except as set forth in the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties. Company is not a foreign person and is not controlled by a foreign person, as that term is defined in Section 1445(f)(3) of the Code.

     (j) MACHINERY, EQUIPMENT, VEHICLES AND PERSONAL PROPERTY. Except as set forth in the Disclosure Schedule, Company has all right, title and interest in and to, or a leasehold interest in and to, all of the Equipment reflected in the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet or otherwise used or useful in connection with the business of Company (except for such items sold or otherwise disposed of in the ordinary course of business since the date of the Latest Balance Sheet). Except as set forth in the Disclosure Schedule, each leasehold interest in personal property reflected on Exhibit 1(a)(viii) hereto, is valid and in full force and effect and enforceable in accordance with its terms, and there does not exist any violation, breach or default thereof or thereunder. Except as set forth in the Disclosure Schedule, none of the Equipment is subject to any Lien of any kind or nature (whether or not of record) except Permitted Liens. Except as set forth in the Disclosure Schedule, the machinery, equipment, vehicles and other personal property of Company which are necessary to the conduct of the business of Company are in good operating condition and repair and adequate for the intended purposes thereof and no material maintenance, replacement or repair has been deferred or neglected.

     (k)  RECEIVABLES AND PAYABLES.

          (i) Except as set forth on the Disclosure Schedule, (A) Company has good right, title and interest in and to all of the Receivables;
     (B) none of the Receivables is subject to any Lien, except Permitted Liens; (C) all of the Receivables constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no claims, refusals to pay or other rights of set-off against any thereof; (D) no account or note debtor whose account or note balance exceeds $1,000 is delinquent in payment by more than ninety (90) days; (E) the aging schedules of the Receivables previously furnished by Company to Purchaser are complete and accurate; and (F) there is no reason why any Receivable will not be collected in accordance with its terms.

          (ii) All accounts payable and notes payable by Company arose in bona fide transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than ninety
     (90) days in its payment.

     (l) INVENTORIES. Except as set forth in the Disclosure Schedule, all inventories of Company, whether reflected in the Latest Balance Sheet or otherwise, were purchased in the ordinary course of business, consist of a quality and quantities usable and salable in the ordinary course of business, and the present quantities are reasonable in the present circumstances of the business of Company as currently conducted and as proposed to be conducted.

     (m) INTELLECTUAL PROPERTY RIGHTS. Except as set forth on the Disclosure Schedule, the rights owned by Company to use the names listed on Exhibit 1(a)(i) constitute all of the intellectual property rights necessary or required for the conduct of the business of Company as presently conducted and as proposed to be conducted, and, to the best knowledge of Company and the Shareholders, such rights do not and will not infringe or violate or allegedly infringe or violate the intellectual property rights of any person or entity.

     (n) LITIGATION. Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the best knowledge of Company or the Shareholders, threatened or contemplated by or against or involving Company, Company's Assets or its officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

     (o) TAXES. Except as set forth in the Disclosure Schedule, Company and the Shareholders have duly and timely filed all tax and information reports, returns and related documents required to be filed by them with any foreign or domestic governmental or taxing authority, including without limitation all returns and reports of income, franchise, gross receipts, sales, use, ad valorem, occupation, employment, withholding, excise, transfer, real and personal property and other taxes, charges and levies (collectively, the "TAX RETURNS") and, except as set forth in the Disclosure Schedule, have duly paid, or made adequate provision for the due and timely payment of all such taxes and other charges, including without limitation interest, penalties, assessments and deficiencies, due or claimed to be due from them by any such governmental or taxing authorities; the reserves for all of such taxes and other charges reflected in the Latest Balance Sheet are adequate to meet the tax obligations of Company with respect to all periods ended on or prior to the date of the Latest Balance Sheet; and there are no liens for such taxes or other charges upon any property or assets of Company. There is no omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by Company, or in any Tax Return filed by any of the Shareholders with respect to the income, business, assets, operations, activities, status or other matters related to Company, for any period. Except as set forth in the Disclosure Schedule, the Tax Returns of Company have not been examined or audited by the Internal Revenue Service or any other taxing authority for any period. Except as set forth in the Disclosure Schedule, all deficiencies asserted as a result of any such examination have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any other taxing authority in any such examination or audit which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period. Company has had in effect a valid election under Code Section 1362 to be treated as an "S corporation" for each of its taxable years ended after the date set forth in the Disclosure Schedule, neither Company nor any of its shareholders have taken any action to revoke that election, neither Company nor any of its shareholders are aware of any basis or the existence of any facts that would permit the Internal Revenue Service to revoke that election for any period prior to the Closing Date, and, except as described on the Disclosure Schedule, since the effective date of its election as an S corporation to and including the Closing Date, Company will not have incurred or become liable for the payment of any corporate-level income tax, or any related penalties or interest. As of the Closing Date, Company shall have paid over to the taxing authorities of each jurisdiction to which it is subject all taxes that are due and payable for periods ended as of or prior to the Closing Date and for which Purchaser could have transferee liability or in respect of which the Assets could be subjected to a lien therefor, including but not limited to sales taxes.

     (p) INSURANCE. The Disclosure Schedule contains an accurate and complete list of all policies of insurance, excluding life insurance policies on the lives of the Shareholders, owned or held by Company and covering the Assets or operations of Company, specifying the types and amount of coverage. Except as set forth on the Disclosure Schedule, all such policies are in full force and effect, all premiums with respect thereto have been paid, and no notice has been received of cancellation of, or intent to cancel or not renew any such policies.

     (q)  BENEFIT PLANS.  Except as set forth in the Disclosure Schedule:

          (i) Company does not sponsor, maintain or contribute to, and has never sponsored, maintained, contributed to or been required to contribute to any "employee pension benefit plan" ("PENSION PLAN") as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation, solely for purposes of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA and, including without limitation any such Pension Plan which is a "MULTIEMPLOYER PLAN" within the meaning of Section 4001(a)(3) of ERISA. Each such Pension Plan is in compliance with the applicable provisions of ERISA for which deadlines for compliance have passed, the applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "CODE") for which deadlines of compliance have passed and all other applicable Law. No Pension Plan is subject to Title IV of ERISA or to Section 412 of the Code.

          (ii) Company has never ceased operations at any facility or withdrawn from any Pension Plan or otherwise acted or omitted to act in a manner which could subject it to liability under Section 4062,
     Section 4063, Section 4064 or Section 4069 of ERISA and there are no facts or circumstances which might give rise to any liability of Company to the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Purchaser or Company to the PBGC. Company has not incurred any withdrawal liability (including without limitation any contingent or secondary withdrawal liability) within the meaning of Section 4201 and Section 4204 of ERISA to any Multiemployer Plan. Company has not, with respect to any Pension Plan which is a Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal," as such terms are defined respectively in Sections 4201, 4203, 4204 and 4205 of ERISA. Company had no liability to any such Multiemployer Plan in the event of a complete or partial withdrawal therefrom as of the close of the most recent fiscal year of any such Multiemployer Plan ended prior to the date hereof.

          (iii) Company does not sponsor, maintain, contribute to, and has never sponsored, maintained, contributed to, or been required to contribute to any "employee welfare benefit plan" ("WELFARE PLAN"), as such term is defined in Section 3(1) of ERISA (including without limitation a plan excluded from coverage by Section 4(b)(5) of ERISA), whether insured or otherwise, and any such Welfare Plan maintained by Company is in compliance with the provisions of ERISA and all other applicable Laws, including without limitation Code Section 162(k) and 162(i) and the related provisions of ERISA and Code Section 4980B. Company has not established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (iv) Company does not maintain or contribute to any bonus plan, incentive plan, stock plan or any other current or deferred compensation agreement, arrangement or policy, or any individual employment agreement ("COMPENSATION PLANS").

          (v) To the best knowledge of Company and the Shareholders, neither any of Pension Plans or Welfare Plans or Compensation Plans nor any trust created or insurance contract issued thereunder nor any trustee or administrator thereof nor any officer, director or employee of Company, custodian or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code, or "party in interest" within the meaning of Section 3(14) of ERISA, with respect to any such Pension Plans or Welfare Plans or Compensation Plans or any such trust or insurance contract or any trustee, custodian or administrator thereof, or any disqualified person, party in interest or person or entity dealing with such Pension Plans or Compensation Plans or any such trust, insurance contract or any trustee is subject to a tax or penalty on prohibited transactions imposed by
     Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA. To the best knowledge of Company and the Shareholders, there are no facts or circumstances which could subject Company to any excise tax under Section 4972 or Sections 4976 through 4980, both inclusive, of the Code.

          (vi) Full payment has been made of all amounts which Company is required, under applicable Law, with respect to any Pension Plan or Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan or Welfare Plan or Compensation Plan, to have paid as a contribution thereto. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan. Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to or been required to contribute to, any Pension Plan subject to Part 3 of Title I of ERISA or Section 412(n) of the Code. Company has made adequate provisions for reserves to meet contributions which have not been made because they are not yet due under the terms of any Pension Plan or Welfare Plan or Compensation Plan or related agreements. All Pension Plans which Company operates as plans that are qualified under the provisions of
     Section 401(a) of the Code satisfy the requirements of Section 401(a) and all other sections of the Code incorporated therein, including without limitation Sections 401(m) and 401(1) of the Code; and the Internal Revenue Service has issued favorable determination letters with respect to the current statement of all Pension Plans and, to the best knowledge of Company and the Shareholders, nothing has occurred since the issuance of any such letters that could adversely affect such favorable determination. There will be no change on or before Closing in the operation of any Pension Plan, Welfare Plan or Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by Law.

          (vii) Company has complied with all reporting and disclosure obligations with respect to the Pension Plans, Welfare Plans and Compensation Plans imposed by Title I of ERISA or other applicable Law.

          (viii) There are no pending or, to the best knowledge of Company and the Shareholders, threatened claims, suits or other proceedings against Company or any other party by present or former employees of Company, plan participants, beneficiaries or spouses of any of the above, including without limitation claims against the assets of any trust, involving any Pension Plan, Welfare Plan, or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants or beneficiaries.

          (ix) The transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan.

          (x) To the best knowledge of Company and the Shareholders, no action or omission of Company or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Purchaser or Company or any successor from amending, merging, or terminating any Pension Plan, Welfare Plan or Compensation Plan in accordance with the express terms of any such plan and applicable Law.

          (xi) The sale of assets contemplated by this Agreement is a disposition by Company of at least eighty-five percent (85%) of all of the assets used by Company in a trade or business within the meaning of Treasury Regulations under Code Section 401(k)(10)(A)(ii).

     (r) BANK ACCOUNTS; POWERS OF ATTORNEY. The Disclosure Schedule sets forth: (i) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; (ii) the terms and conditions thereof and any limitations or restrictions as to use, withdrawal or otherwise; and (iii) the names of all persons or entities holding general or special powers of attorney from Company and a summary of the terms thereof.

     (s)  CONTRACTS AND COMMITMENTS; NO DEFAULT.

          (i)  Except as set forth in the Disclosure Schedule, Company:

               (A) has no written or oral contract, commitment, agreement or arrangement with any person which (1) requires payments individually in excess of $10,000 annually or in excess of $50,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and
          (2) is not terminable on thirty (30) days' or less notice without cost or other liability;

               (B) does not pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than $50,000 for services rendered;

               (C) is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;


               (D) is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

               (E) is not party to any agreement, contract, commitment or loan to which any of its directors, officers or shareholders or any "affiliate" or "associate" (as defined in Rule 405 as promulgated under the Securities Act of 1933) (or former affiliate or associate) thereof is a party;

               (F) to the best knowledge of Company and the Shareholders, is not subject to any outstanding sales or purchase contracts, commitments or proposals which will result in any loss upon completion or performance thereof;

               (G) is not party to any purchase or sale contract or agreement that calls for aggregate purchases or sales in excess over the course of such contract or agreement of $25,000 or which continues for a period of more than twelve (12) months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty

          (60) days' or less notice without cost or other liability at or any time after the Closing;

               (H) is not subject to any contract, commitment, agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code; and

               (I) has no distributorship, dealer, manufacturer's representative, franchise or similar sales contract relating to the payment of a commission.

          (ii) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to subsection 2(s)(i) have been made available to Purchaser for review. Except as set forth in the Disclosure Schedule, all such items, and all of the Contracts, as defined in subsection 1(a)(viii), are valid and enforceable by and against Company in accordance with their respective terms; Company is not in breach, violation or default, however defined, in the performance of any of its obligations thereunder, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and, to the best knowledge of Company and the Shareholders, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

     (t) ORDERS, COMMITMENTS AND RETURNS. Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in the Disclosure Schedule, there are no pending or, to the best knowledge of Company and the Shareholders, threatened claims against Company to return products by reason of alleged overshipments, defective products or otherwise, or products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

     (u)  LABOR MATTERS.  Except as set forth in the Disclosure Schedule:

          (i) Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          (ii) there is no unfair labor practice complaint against Company pending or, to the best knowledge of Company and the Shareholders, threatened before the National Labor Relations Board or any other comparable Authority;

          (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Company and the Shareholders, threatened against or directly affecting Company;

          (iv) no labor representation question exists and there is not pending or, to the best knowledge of Company and the Shareholders, threatened any activity intended or likely to result in a labor representation vote;

          (v) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the best knowledge of Company and the Shareholders, no claims therefor exist or have been threatened;

          (vi) no collective bargaining agreement is binding and in force against Company or currently being negotiated by Company;

          (vii) Company has not experienced any significant work stoppage or other significant labor difficulty within the past five years;

          (viii) Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan;

          (ix) upon the termination of the employment of any person, neither Company nor Purchaser will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments; and


          (x) within the 12-month period prior to the date hereof, to the best knowledge of Company and the Shareholders, there has not been any expression of intention to Company by any officer or key employee of Company to terminate such employment.

     (v) PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in the Disclosure Schedule, Company does not require the Consent of any Authority to permit it to operate its business in the manner in which it presently is being operated, and Company possesses all permits and other authorizations from all Authorities presently required to permit it to operate its business in the manner in which it presently is conducted.

     (w) COMPLIANCE WITH LAW. Except as set forth in the Disclosure Schedule, to the best knowledge of Company and the Shareholders, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, Company is in compliance with all Laws applicable to the ownership of the Assets and the conduct of its business, including without limitation all franchising and similar licensing Laws, all applicable rules of the Civil Rights Act of 1964, as amended, Executive Order No. 11246, the Occupational Safety and Health Act of 1970, as amended, the Clayton Act, as amended, the Sherman Act, as amended, the Foreign Corrupt Practices Act, as amended, the boycott and export control regulations promulgated by the U.S. Department of Commerce, the boycott regulations promulgated by the Internal Revenue Service, the Equal Employment Opportunity Act of 1974, as amended, the Clean Air Act as amended, the Clean Water Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Comprehensive Environmental Response, Liability and Compensation Act of 1980, as amended, and the related employee and public right-to-know provisions, and the Americans with Disabilities Act. Except as set forth in the Disclosure Schedule, there are no outstanding and unsatisfied deficiency reports, plans of correction, notices of noncompliance or work orders relating to any Authorities, and no such discussions with any such Authorities are scheduled or pending.

     (x) ASSETS OF BUSINESS. The assets owned or leased by Company constitute all of the assets held for use or used primarily in connection with its business and are adequate to carry on such business as presently conducted and as contemplated by Company to be conducted.

     (y) BUSINESS GENERALLY. Except as set forth in the Disclosure Schedule, since December 31, 1994, there has been no event, transaction or information which has come to the attention of Company or any of the Shareholders which, as it relates directly to the business of Company or the Assets, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on such business or the Assets.

     (z) HAZARDOUS SUBSTANCES AND HAZARDOUS WASTES. Except as set forth in the Disclosure Schedule:

          (i) There is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties now or ever owned or leased by or to Company or by or to any former subsi-
diary (the "PROPERTIES"). There has not been generated by or on behalf of Company or any former subsidiary (while owned by Company) any Hazardous Material. No Hazardous Material has been disposed of or allowed to be disposed of on or off any of the Properties which may give rise to a clean-up responsibility, personal injury liability or property damage claim against Company or, or Company being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Company. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is or becomes regulated by any Authority in any jurisdiction in which any of the Properties is located. The term "HAZARDOUS MATERIAL" includes without limitation any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          (ii) None of Properties is (or, with respect to past Properties and Properties of former subsidiaries, was at the time of disposition) in violation of any Law (with respect to past Properties and Properties of former subsidiaries, Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures. During the period that Company and its former subsidiaries owned or leased the Properties, neither Company nor its former subsidiaries nor any third party used, generated, manufactured or stored on, under or about such Properties or transported to or from such Properties any Hazardous Materials and there has been no litigation brought or threatened against Company or any settlements reached by Company with any third party or third parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such Properties.

     (aa) BROKERS. Except as set forth in the Disclosure Schedule, neither Company nor any of the Shareholders nor any of Company's directors, officers or employees has employed any broker, finder or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company or any of the Shareholders for any such fee or commission to be claimed by any person or entity.

     (ab) ACCURACY OF INFORMATION. No representation or warranty by Company or any of the Shareholders in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading as of the date of the representation or warranty.

                                 SECTION 3

3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants to Company and the Shareholders as of the date hereof as follows:

     (a) CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) AUTHORIZATION. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Purchaser has taken all action required by law, its certificate of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Purchaser and no other corporate action is necessary for the consummation by Purchaser of the transactions contemplated herein. Assuming the due authorization, execution and delivery hereof by Company and the Shareholders, this Agreement is the valid and binding legal obligation of Purchaser enforceable against it in accordance with its terms.

     (c) NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

          (i) violate or be in conflict with any provision of the certificate of incorporation or bylaws of Purchaser; or

          (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Purchaser is a party, which conflict or default would have a material adverse affect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; or

          (iii) violate any Law of any Authority, which violation would have a material adverse affect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     (d) ABILITY TO PAY PURCHASE PRICE. Purchaser currently has the cash or credit resources necessary to enable Purchaser to pay the Purchase Price called for in this Agreement.

                                 SECTION 4

4.   COVENANTS.

     (a) COMPANY'S AND THE SHAREHOLDERS' AGREEMENTS AS TO SPECIFIED MATTERS. Except as specifically set forth on the Disclosure Schedule, or except in the ordinary course of business and consistent with past practice, or except as may be otherwise agreed in writing by Purchaser, from the date hereof until the Closing, Company shall not:

          (i)    Amend its articles or certificate of incorporation or bylaws;

          (ii)   Borrow or agree to borrow any funds;

          (iii) Incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities or loss contingencies which, individually or in the aggregate, are material to the conduct of the business of Company or the Assets, or have or would have a material adverse effect on the financial condition of Company or the Assets;

          (iv) Pay, discharge or satisfy any claims, liabilities or obligations;

          (v) Permit or allow any of the Assets to be subjected to any Lien, except Permitted Liens;

          (vi) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable or any trade accounts or trade notes;

          (vii) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of its business;

          (viii) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any intellectual property rights other than such intellectual property rights which, individually or in the aggregate, are not material to the conduct of its business;

          (ix) (A) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of its directors, officers or employees; (B) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any Compensation Plan; (C) contribute, set aside for contribution or authorize the contribution of any amounts for any such Compensation Plan except as required (and not discretionary) by the terms of such Compensation Plan; or (D) grant or become obligated to grant any general increase in the compensation of any directors, officers or employees (including without limitation any such increase pursuant to any Compensation
     Plan);

          (x) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment, except for capital expenditures disclosed on the Disclosure Schedule;

          (xi) (A) Declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation), except that Company may distribute dividends to the Shareholders in 1995 in an aggregate amount, including all distributions made in 1995 prior to the date hereof, equal to the amount of net income generated by Company in 1995 in accordance with generally accepted accounting principles applied on a consistent basis, except that net income will be determined based on the "first-in, first-out" method of valuing the beginning and ending inventory, PROVIDED, HOWEVER, that the distribution to the Shareholders shall only include one-half (1/2) of any increase in net income that results for the year ended December 31, 1995 from the use of the "first-in, first-out" method of valuing inventory versus the "last-in, first-out" method of valuing inventory as historically used by Company, plus the January 15, 1995 tax distribution of $1,300,000, which represents taxes on 1994 income, or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (B) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities; (C) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (D) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

          (xii) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or shareholder;

          (xiii) Terminate, enter into or amend in any material respect any item identified in subsection 2(s) of the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items; or

          (xiv) Agree, whether in writing or otherwise, to take any action described in this subsection.

     (b) CONDUCT OF COMPANY BUSINESS. Company and the Shareholders shall maintain the Assets and carry on its businesses and operations only in ordinary course in substantially the same manner as planned and previously operated; and Company and the Shareholders shall preserve intact Company's business organization, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), goodwill and going concern value.

     (c) NO SOLICITATION OF ALTERNATE TRANSACTION. Company and the Shareholders shall not, and will use their best efforts to ensure that their directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents shall not, directly or indirectly, solicit, initiate or encourage discussions or negotiations with, provide any nonpublic information to, or enter into any agreement with, any third party concerning (or concerning the business of Company in connection with) any exchange offer, merger, consolidation, sale of substantial assets or a significant amount of assets, sale of securities, acquisition of beneficial ownership of or the right to acquire or vote securities of Company, liquidation, dissolution or similar transactions involving Company, PROVIDED, HOWEVER, that Purchaser agrees that if the Closing is delayed beyond January 2, 1996 due to any failure by Purchaser to perform or comply with any obligation of Purchaser in this Agreement, and all conditions for the benefit of Purchaser set forth in Section 5 of this Agreement have been satisfied or waived on or before January 2, 1996, then the obligations of Company and the Shareholders under this subsection 4(c) shall terminate as of the close of business on January 2, 1996.

     (d) FULL ACCESS TO PURCHASER. Company and the Shareholders shall afford to Purchaser and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents free and full access to the facilities, properties, books and records of Company in order that Purchaser may have full opportunity to make such investigations as it shall desire to make of the affairs of Company; PROVIDED, HOWEVER, that any such investigation shall be conducted at reasonable times, upon reasonable notice and in such a manner as not to interfere unreasonably with business operations; and Company shall furnish such additional financial and operating data and other information as Purchaser shall, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants relating to the business of Company or the Assets, and, PROVIDED, FURTHER, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Company and the Shareholders in this Agreement.

     (e) CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party to this Agreement furnished to it in connection with the transactions contemplated in this Agreement ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "DISCLOSE"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law; PROVIDED, HOWEVER, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipient's undertaking to comply with the provisions of this subsection with respect to such Information. The term "INFORMATION" as used herein shall not include any information relating to a party which the party disclosing such information can show:

          (i) to have been in its possession prior to its receipt from another party hereto;

          (ii) to be now or to later become generally available to the public through no fault of the disclosing party;

          (iii) to have been available to the public at the time of its receipt by the disclosing party;

          (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or

          (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction.

Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur.

     (f) FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including
without limitation:   (i) the filing with the Federal Trade Commission
("FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") all requisite documents and notifications in connection with the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") as soon as practicable following the date hereof (the filing fee for which shall be borne initially by Purchaser, PROVIDED, HOWEVER, that if the transactions contemplated by this Agreement are not consummated for any reason, then upon the termination of this Agreement the Company and the Shareholders jointly and severally agree to reimburse Purchaser for one-half of the filing fee), and to respond as promptly as practicable to all inquiries from the FTC or the Antitrust Division in connection therewith; (ii) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (iii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

     (g)  FURTHER ASSURANCES; NOTIFICATION.

          (i) Each party hereto shall, before, at and after Closing, execute and deliver such further instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

          (ii) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Section 5 and Section 6 hereof.

     (h) SUPPLEMENTS TO DISCLOSURE SCHEDULE. Prior to the Closing, Company and the Shareholders will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation or warranty of Company and the Shareholders which has been rendered inaccurate by reason of such event or development. Prior to Closing, Company and the Shareholders will furnish to Purchaser the Interim Financial Statements for periods ending on or after the date of this Agreement. For purposes of determining the accuracy as of the date hereof of the representations and warranties of Company and the Shareholders contained in Section 2 hereof in order to determine the fulfillment of the conditions set forth in subsection 5(a), the initial Disclosure Schedule shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

     (i) PUBLIC ANNOUNCEMENTS. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the wording of any such announcement.

     (j) TRANSACTIONAL TAX UNDERTAKINGS. The parties hereto shall cooperate to make any necessary filings with federal, state and local taxing authorities and to furnish any required supplemental information to any foreign, federal, state and local governmental or taxing authorities resulting from the consummation of the transactions contemplated herein.

     (k) BULK TRANSFERS. Company has requested that Purchaser waive, and Purchaser hereby agrees to waive, the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which Company has assets, including without limitation the requirement of notice to creditors. It is expressly agreed by the parties hereto that the obligation to indemnify Purchaser under subsection 8(e) includes any claims by creditors of Company against Purchaser arising, directly or indirectly, in connection with such request and waiver.

     (l)  EMPLOYEE MATTERS.

          (i) EMPLOYEES. Purchaser shall have no liability or obligation to employ or offer employment to any employee of Company in connection with the transactions contemplated hereby. Company hereby authorizes Purchaser to enter into discussions with any of such employees concerning the future employment of such individual by Purchaser; provided, however, that (A) such discussions shall not be commenced prior to the giving of notice by Company to the employees of Company of the transactions contemplated by this Agreement; and (B) all such discussions shall be conducted in such a manner as not to interfere unreasonably with the business operations of Company.

          (ii) SEVERANCE. Except as expressly provided in this subsection 4(l)(ii), Company shall be responsible for making any required payment of severance compensation to any employee of Company who is not offered employment by Purchaser or who refuses to accept any such offer of employment by Purchaser. Not less than ten (10) calendar days prior to the Closing Date, Purchaser shall furnish Company with a list of all employees of Company to which it intends to offer employment. If, within six (6) months after the Closing Date, Purchaser employs any employee previously employed by Company
     ("REHIRED EMPLOYEE"), subject to the eligibility requirements of Purchaser's group health plan, Purchaser shall provide the Rehired Employee with group health plan coverage sufficient to terminate Company's obligations under Internal Revenue Code Section 4980B to provide the Rehired Employee with group health plan continuation coverage, effective as of the date the Rehired Employee commences employment with Purchaser; provided that Purchaser shall not be obligated to provide such coverage to any Rehired Employee who is, or who has a dependent who is, hospitalized as of the Closing Date, as to which Rehired Employee, the coverage to be provided by Purchaser shall commence after any such hospitalization ends. All Rehired Employees will receive credit for prior service with Company for eligibility purposes with respect to Purchaser's group health plan.

          (iii) RETENTION OF EMPLOYEES. Neither Company nor any of the Shareholders shall, for a period of three (3) years after the Closing Date, take any action, other than with the written consent of Purchaser, to induce any employee who accepts an offer pursuant to subsection (i) above, while still employed by Purchaser or any subsidiary of Purchaser, to enter into the employ of Company or any affiliate of Company or the Shareholders.

          (iv) NO ASSUMPTION OF COLLECTIVE BARGAINING AGREEMENTS OR EMPLOYEE BENEFIT PLANS. Purchaser shall not be obligated under, and hereby specifically disclaims any assumption or liability with respect to, any collective bargaining agreement or employee benefit plan, policy, practice or agreement to which Company is a party or under which any of Company's employees or former employees is covered. Purchaser agrees that it will allow Company employees who are hired by Purchaser or an affiliate in connection with the transactions contemplated by this Agreement credit for prior service with Company for vesting and eligibility purposes with respect to Purchasers' Profit Sharing Plan and the ability to roll over into Purchaser's Profit Sharing Plan any eligible rollover distribution, within the meaning of Code Section 402(c)(4), from Company's Profit Sharing Plan; PROVIDED, HOWEVER, that no such employee will be eligible to share in the profit sharing contribution pursuant to Purchaser's Profit Sharing Plan for the year ending on or about December 31, 1995. All contributions under Company's Profit Sharing Plan relating to the fiscal year ended December 31, 1995 will be paid and expensed in the fiscal year ended December 31, 1995.

     (m) ACCOUNTS RECEIVABLE. Following the Closing Date, Purchaser shall use its reasonable best efforts to collect in full all Receivables of Company sold to Purchaser as part of the Assets. All monies received by Purchaser after the Closing from a party from whom a Receivable is due at the Closing Date shall first be applied to the specific invoice identified by the manufacturer on the payment voucher. If the payment voucher does not indicate the invoice to which it applies, then Purchaser shall call the manufacturer to identify the invoice. If the invoice cannot be identified through any such call, then it shall be applied against the oldest invoice then outstanding for such manufacturer. Any Receivables of Company sold to Purchaser hereunder that are not collected on or before the one hundred eightieth (180th) day after the date of delivery of the goods that gave rise to the Receivable shall be purchased, at Purchaser's election, by Company from Purchaser for the amount of such Receivable. However, such Receivables shall be reduced by (i) any credit balance taken into income by Purchaser in 1996, consistent with Company's past accounting policy of taking into income credits over one year old, relating to (A) all credit balances of Company's vendors outstanding as of December 31, 1995 or (B) credit balances that have arisen for payments by such vendors for invoices that are dated prior to January 1, 1996; and
(ii) credits to Purchaser's income in 1996 relating to adjustments to Company's accounts payable assumed by Purchaser under this Agreement, PROVIDED, HOWEVER, that all such foregoing credits shall be reduced by any disallowed credits and bad debt offsets that Purchaser is subject to relating to the Receivables acquired under this Agreement. In addition, Company shall not be required to repurchase any Receivables pursuant to this subsection 4(m) until the cumulative amount subject to such repurchase obligation is at least $20,000. Not later than the fifteenth
(15th) day of each full calendar month following the Closing Date, through and including the sixth full calendar month subsequent to the Closing Date, Purchaser shall provide Company with a schedule of all of the Receivables of Company sold to Purchaser as part of the Assets, showing the outstanding balance of each such Receivable. If, after the Closing Date, Purchaser shall be notified of any dispute as to the amount or payment of any such Receivable, Purchaser shall furnish prompt notice thereof to Company.

     (n) POST-CLOSING ACCESS TO AND RETENTION OF BOOKS AND RECORDS OF COMPANY. From and after the Closing Date, Company shall provide to the authorized representatives of Purchaser, during normal business hours and in accordance with mutually reasonably satisfactory prior arrangements, reasonable access to all records, books of account, files, documents and correspondence relating to the operations of Company prior to the Closing Date, to the extent such access is reasonably necessary by Purchaser with respect to litigation, taxation, accounting, and other reasonable business matters, including the collection of Receivables contemplated by subsection 4(m), which Company retains in its possession after the Closing Date. From and after the Closing Date Company agrees to maintain all of such books and records relating to the operations of Company prior to the Closing Date in such manner and for such minimum periods of time as are specified by Purchaser's document retention policies.

     (o) REAL ESTATE TITLE EVIDENCE. Within thirty (30) days after the date of this Agreement, Company shall provide Purchaser with reasonable and customary evidence of title to any real property assets included among the Assets, including without limitation:

          (i) A survey of the real property certified by a registered land surveyor to Company certifying the legal description, delineating lot lines, means of access, easements, dedicated streets adjacent to the real property, improvements, if any, encroachments and physical matters affecting the real property.

          (ii) A commitment for an ALTA Form B Extended Coverage Owner's Policy written by a title insurer acceptable to Purchaser agreeing to issue an owner's policy to Purchaser upon payment of premium. The commitment shall be accompanied by copies of all title exceptions.

          (iii) Uniform Commercial Code searches in the name of Company from the appropriate filing office for the location of the real property.

Purchaser shall be allowed thirty (30) days after receipt of such title evidence for examination of such title and the making of any objections thereto. In the event that title to any such real property premises is found unmarketable and cannot be made marketable within thirty (30) days after notice thereof to Company, then at the sole election of Purchaser, Purchaser may elect to exclude such real estate from the Assets and the Purchase Price will be reduced by One Million Eight Hundred Thousand Dollars ($1,800,000) less the liability under the Argonne Bonds, which liability will be retained by the Company.

                                 SECTION 5

5.   CONDITIONS TO OBLIGATIONS OF PURCHASER.

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Purchaser to effect the transactions contemplated herein shall be subject to the reasonable satisfaction at or prior to the Closing of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Company and the Shareholders contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to Purchaser pursuant to Section 2 (before any changes or additions delivered to Purchaser pursuant to subsection 4(h)), shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

     (b) PERFORMANCE. Company and the Shareholders shall have performed and complied in all respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Company and the Shareholders on or prior to the Closing.

     (c)  REQUIRED APPROVALS AND CONSENTS.

          (i) All action required by law and otherwise to be taken by Company and the Shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Company and the Shareholders shall have been duly and validly taken.

          (ii) All Consents listed on Exhibit 5(c) hereto, and Consents to the transaction contemplated hereby from vendors representing not less than ninety percent (90%) of the volume of Company's revenues for the ten-month period ended October 31, 1995, in each case in form and substance satisfactory to Purchaser, shall have been delivered, made or obtained, and Purchaser shall have received copies thereof.

     (d) ADVERSE CHANGES. No material adverse change, whether or not covered by insurance, shall have occurred in the business of Company or the Assets since the date hereof.

     (e) NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a material adverse effect on the conduct of the business of Company or the Assets following the Closing Date.

     (f) OPINION OF COMPANY'S AND THE SHAREHOLDERS' COUNSEL. Purchaser shall have received an opinion of counsel to Company and the Shareholders, dated the Closing Date, in the form set forth as Exhibit 5(f) hereto.

     (g) LEGISLATION. No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

     (h) CERTIFICATES. Company shall have furnished Purchaser with the following certificates:

          (i) GOOD STANDING CERTIFICATES. Certificates, executed by the proper official of each jurisdiction, as to the good standing and qualification to do business of Company in Virginia;

          (ii) SECRETARY'S CERTIFICATE. A certificate from the Secretary of Company confirming the existence, incorporation and good standing of Company on the Closing Date, and attaching copies of the certificate or articles of incorporation and bylaws, and resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Company;

          (iii)  INCUMBENCY CERTIFICATE.  A certificate of the
     Secretary of Company certifying the incumbency of officers of Company and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature; and

          (iv) COMPANY'S AND THE SHAREHOLDERS' CERTIFICATE. A certificate of Company and the Shareholders confirming that the representations and warranties set forth in Section 2 hereof are true and correct in all respects as of the Closing Date with the same force and effect as if they had been made thereon except for changes contemplated or permitted by this Agreement.

          (v) TAX CLEARANCE CERTIFICATES. Tax clearance certificates from applicable taxing authorities as Purchaser may reasonably request indicating that the Assets are not subject to any pending or levied tax liens, to the extent that applicable taxing authorities provide such tax clearance certificates as a governmental function.

     (i) DUE DILIGENCE. Purchaser shall have received all information requested by it pursuant to subsection 4(d) and Purchaser shall be satisfied in its sole discretion that such due diligence investigation shall not have revealed any material adverse issues or concerns not disclosed by Company or the Shareholders to Purchaser on or prior to the date hereof.

Purchaser acknowledges that its decision to purchase the assets of Company pursuant to the terms of this Agreement was based largely on the audited December 1993 and December 1994 financial statements and proforma adjustments to cash flow of Company for those years and the interim balance sheet and income statement as of and for the 8-month period ended August 31, 1995 prepared by Company on a "first-in, first-out" basis. If for any reason the foregoing financial statements are found to be materially inaccurate, then at Purchaser's option, in its sole discretion, Purchaser may terminate this Asset Purchase Agreement and the transactions contemplated hereby.

     (j) ENVIRONMENTAL AUDIT. Purchaser shall have received an environmental audit, in scope reasonably satisfactory to Purchaser, of the real estate included in the Assets and the operations of Company, which audit shall not have revealed any contamination or pollution or other environmental or regulatory problems or violations of any Laws. For purposes of the foregoing environmental audit, Purchaser and its representatives may make inquiry of all sources, public and private, they deem necessary to conduct the audit; and Company and the Shareholders shall reasonably cooperate with Purchaser and its representatives in the audit. The results of or disclosures made during the course of such audit shall not relieve Company or the Shareholders from their obligations under subsection 2(z) and Section 8. The cost of such audit shall be borne by Purchaser.

     (k) ESTOPPEL CERTIFICATES. Company shall have provided to Purchaser estoppel certificates from the lessors under all of the leases for real estate and personal property to which Company is a party included among the Assets in form and substance reasonably satisfactory to Purchaser, specifying that Company is not in default under any such leases and specifying Company's rental obligations under such leases.

     (l) DOCUMENTATION FOR CONVEYANCE OF THE ASSETS. Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, all of the bills of sale, deeds, assignments and other conveyance and transfer documentation reasonably required to transfer valid legal title to the Assets to Purchaser, including without limitation a General Warranty Deed accompanied by an ALTA Owner's Policy issued in the name of the Purchaser together with such resolutions, affidavits and certificates as are reasonably necessary and customary in the conveyance of fee simple title to real property.

     (m) HSR FILINGS. Company and Purchaser shall have made all required filings under, and there shall be no impediments to the Closing hereunder relative to the HSR Act.

     (n) LEASE/OPTION TO PURCHASE. Purchaser and Colonial Warehouse Associates L.C. shall have executed and delivered that certain
Lease/Option to Purchase in the form of Exhibit 5(n) hereto (the "LEASE AMENDMENT").

     (o) MANAGEMENT AGREEMENT. Purchaser, Company and the Shareholders shall have executed and delivered that certain Management Agreement in the form of Exhibit 5(o) hereto (the "MANAGEMENT AGREEMENT").

     (p) RIGHT OF FIRST REFUSAL AGREEMENT. Purchaser, the Shareholders and David Jared shall have executed and delivered that certain Right of First Refusal Agreement in the form of Exhibit 5(p) hereto (the "RIGHT OF FIRST REFUSAL AGREEMENT").

     (q) SOFTWARE LICENSE. Company shall have executed and delivered to Purchaser a software license agreement in form and substance satisfactory to Purchaser providing Purchaser with a perpetual, fully paid and royalty-free license to use the proprietary software developed by Company and used in the conduct of Company's business prior to the Closing Date (the "SOFTWARE LICENSE").


                                 SECTION 6

6.   CONDITIONS TO COMPANY'S AND THE SHAREHOLDERS' OBLIGATIONS.

     Notwithstanding anything in this Agreement to the contrary, the obligation of Company and the Shareholders to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser contained in this Agreement shall be in all respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

     (b) PERFORMANCE. Purchaser shall have performed and complied in all respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

     (c) CORPORATE APPROVALS. All action required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (d) NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     (e) OPINION OF PURCHASER'S COUNSEL. Company and the Shareholders shall have received an opinion of counsel to Purchaser, dated the Closing Date, in the form set forth as Exhibit 6(e) hereto.

     (f) LEGISLATION. No law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

     (g) CERTIFICATES. Purchaser shall have furnished Company with the following certificates:

          (i) GOOD STANDING CERTIFICATE. Certificates, executed by the proper official of each jurisdiction, as to the good standing and qualification to do business of Purchaser in the States of Delaware and Virginia;

          (ii) SECRETARY'S CERTIFICATE. A certificate from the Secretary of Purchaser confirming the existence, incorporation and good standing of Purchaser on the Closing Date, and attaching copies of its certificate of incorporation and bylaws, and resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Purchaser;

          (iii)  INCUMBENCY CERTIFICATE.  A certificate of the
     Secretary of Purchaser certifying the incumbency of officers of Purchaser and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature; and

          (iv) PURCHASER'S CERTIFICATE. A certificate of Purchaser confirming that the representations and warranties set forth in
     Section 3 hereof are true and correct in all respects as of the Closing Date with the same force and effect as if they had been made thereon, except for changes contemplated or permitted by this Agreement.

     (h) DOCUMENTATION FOR ASSUMPTION OF ASSUMED LIABILITIES. Company shall have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, such instruments of assumption reasonably required to evidence the assumption by Purchaser of the Assumed
Liabilities.

     (i) HSR FILINGS. Company and Purchaser shall have made all required filings under, and there shall be no impediments to the Closing hereunder relative to the HSR Act.

     (j) MANAGEMENT AGREEMENT. Purchaser, Company and the Shareholders shall have executed and delivered that certain Management Agreement in the form of Exhibit 5(o) hereto.

                                 SECTION 7

7.   TERMINATION AND ABANDONMENT.

     (a) METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time, but not later than the Closing:

          (i) By mutual written consent of Purchaser, Company and the Shareholders; or

          (ii) By Purchaser on or after the Termination Date, if any of the conditions provided for in Section 5 of this Agreement shall not have been satisfied (other than through the failure of Purchaser to comply with its obligations under this Agreement) or waived in writing by Purchaser prior to such date; or

          (iii) By Company and the Shareholders on or after the Termination Date if any of the conditions provided for in Section 6 of this Agreement shall not have been satisfied (other than through the failure of Company or the Shareholders to comply with their obligations under this Agreement) or waived in writing by Company and the Shareholders prior to such date; or

          (iv) By any party if the Closing shall not have occurred on or before February 1, 1996.

     (b) PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to subsection (a), written notice thereof shall forthwith be given to the other party or parties, and the provisions of this Agreement shall terminate, and the transactions contemplated herein shall be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein:

          (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (ii) the confidentiality obligations of subsection 4(e) shall continue to be applicable;

          (iii) the provisions of subsection 9(a) shall continue to be applicable; and

          (iv) except as provided in this subsection, no party shall have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.


                                 SECTION 8

8.   SURVIVAL AND INDEMNIFICATION.

     (a) SURVIVAL. The representations and warranties of each of the parties hereto shall survive the Closing.

     (b) COMPANY'S AND THE SHAREHOLDERS' INDEMNIFICATION OF PURCHASER. After the Closing Date, Company and the Shareholders shall jointly and severally indemnify and hold harmless Purchaser and its affiliates from and against any damage, liability, loss or expense (including reasonable attorneys' fees and other reasonable costs and expenses incident to, and amounts paid or required to be paid in settlement of, any claim, suit, action or proceeding) (a "LOSS") sustained, incurred, paid or required to be paid by Purchaser or its affiliates which arises out of (i) any untrue representation of, or breach of warranty by, Company or the Shareholders in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of any of them pursuant to this Agreement, PROVIDED, HOWEVER, that no claim for indemnity may be made pursuant to this subsection after the sixth (6th) anniversary of the Closing Date; (ii) any nonfulfillment of any covenant, agreement or undertaking of Company or any of the Shareholders in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of any of them pursuant to this Agreement;
(iii) any failure by Company to comply with Article 6 of the Uniform Commercial Code of Virginia; (iv) any of the Excluded Liabilities or any of the Excluded Assets; or (v) any distribution of assets of Company prior to the Closing in excess of distributions expressly permitted by subsection 4(a).

     (c) PURCHASER'S INDEMNIFICATION OF COMPANY AND THE SHAREHOLDERS. After the Closing Date, Purchaser shall indemnify and hold harmless Company and the Shareholders and their affiliates from and against any Loss sustained, incurred, paid or required to be paid by Company or the Shareholders or their affiliates which arises out of (i) any untrue representation of, or breach of warranty by, Purchaser in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of Purchaser pursuant to this Agreement, PROVIDED, HOWEVER, that no claim for indemnity may be made pursuant to this subsection after the sixth (6th) anniversary of the Closing Date or until such final payment as obligated under the Management Agreement is paid to Company, whichever is later; (ii) any nonfulfillment of any covenant, agreement or undertaking of Purchaser in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of Purchaser pursuant to this Agreement; or
(iii) any of the Assumed Liabilities.

     (d)  INDEMNIFICATION PROCEDURE.

          (i) If at any time a party entitled to indemnification hereunder (the "INDEMNITEE") shall receive notice of any state of facts that may result in a Loss, the Indemnitee shall promptly give written notice (a "NOTICE OF CLAIM") to the party obligated to provide indemnification (the "INDEMNITOR") of the discovery of such potential or actual Loss. A Notice of Claim shall set forth (i) a brief description of the nature of the potential or actual Loss, and (ii) the total amount of Loss anticipated (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Upon receipt of a Notice of Claim, Indemnitor may elect to cure the Event of Loss within thirty (30) days after the date of receipt of the Notice of Claim, or if such cure cannot be effected within such thirty (30) day period, diligently proceed to effect such cure. If such cure cannot be effected, payment of the amount of Loss due the Indemnitee as set forth in a Notice of Claim shall be made by Indemnitor no later than the thirtieth (30th) day after the date of the Notice of Claim (or such later date as the Indemnitor receives written notice that an actual Loss has occurred) unless the provisions of subsection 8(d)(iii) are applicable thereto. Except as provided in subsections 8(b) and 8(c), the Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data, shall not constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce its liability.

          (ii) If the Indemnitor shall reject any Loss as to which a Notice of Claim is sent by the Indemnitee, the Indemnitor shall give written notice of such rejection to the Indemnitee within thirty (30) days after the date of receipt of the Notice of Claim.

          (iii) If any Notice of Loss relates to any claim made against an Indemnitee or by any third person, the Notice of Loss shall state the nature, basis and amount of such claim. The Indemnitor shall have the right, at its election, by written notice given to the Indemnitee, to assume the defense of the claim as to which such notice has been given. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate fully with the Indemnitor in the defense of such claim, provided that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may assume the defense of such claim and take such other action as it may elect to defend or settle such claim as it may determine in its reasonable discretion, provided that the Indemnitor shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

                                 SECTION 9

9.   MISCELLANEOUS PROVISIONS.

     (a) EXPENSES. Except as otherwise provided in this Agreement, Purchaser shall bear its, and the Shareholders shall bear their and Company's, costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein are consummated. If any of such costs, fees or expenses are to be paid by Company, they shall be paid or accrued during 1995 and shall reduce the amount of Company's income in 1995 and the amount distributable to the Shareholders with respect thereto pursuant to this Agreement.

     (b) AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; PROVIDED, HOWEVER, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

     (c) WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

     (d) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

     (e) NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective:

          (i)    on the date of delivery, if delivered personally;

          (ii) on the date of receipt if sent by reputable nation-wide overnight courier; or

          (iii) on the date such transmission is made and confirmation of receipt obtained, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

          If to Company or the Shareholders:

               To:       Military Distributors of Virginia, Inc.
                         3587 Argonne Avenue
                         Norfolk, Virginia  23501
                         Attention:  John W. Payne, Vice President
                         Fax No.  (804) 853-9066

               With a copy to:

                         Wolcott, Rivers, Wheary, Basnight and
                         Kelly, P.C.
                         1100 One Columbus Center
                         Virginia Beach, Virginia  23462
                         Attention:  Wilson L. Rivers, Esquire
                         Fax No.  (804) 497-7267

or to such other person or address as Company or the Shareholders shall furnish to the other parties hereto in writing in accordance with this subsection.

          If to Purchaser:

               To:       Nash-Finch Company
                         7600 France Avenue South
                         P.O. Box 355
                         Minneapolis, Minnesota  55440-0355
                         Attention:  Alfred N. Flaten, CEO
                         Fax No.  (612) 844-1235

               With a copy to:

                         Nash-Finch Company
                         7600 France Avenue South
                         P.O. Box 355
                         Minneapolis, Minnesota  55440-0355
                         Attention:  Norman R. Soland, General
                                     Counsel
                         Fax No.  (612) 844-1235

or to such other person or address as Purchaser shall furnish to the other parties hereto in writing in accordance with this subsection.

     (f) ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that Purchaser may assign this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Purchaser, but any such assignment shall not relieve Purchaser of its obligations hereunder.

     (g) GOVERNING LAW; JURISDICTION. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Minnesota or the United States of America located in the State of Minnesota for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (not including any agreement referred to herein), and agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by United States registered or certified mail shall be effective service of process for any action, suit or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby (not including any agreement referred to herein), in the courts of the State of Minnesota or the United States of America located in the State of Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     (h) SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     (i) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (j) HEADINGS. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     (k) ENTIRE AGREEMENT. The exhibits and other writings incorporated in this Agreement or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "THIS AGREEMENT" or the "AGREEMENT". However, if there is a conflict between the terms, conditions, representations, warranties and covenants contained in this Agreement and the Disclosure Schedule or any exhibit or other writing referred to in this Agreement, then the provisions in this Agreement shall control. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; PROVIDED, HOWEVER, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

     (l) INJUNCTIVE RELIEF AND SPECIFIC PERFORMANCE. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements herein. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of this Agreement or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms of this Agreement.

     (m) ATTORNEYS' FEES. The prevailing party or parties in any legal action commenced to (i) enforce the terms and conditions of this Agreement or (ii) recover damages or any other relief for the breach by another party or parties of this Agreement, shall be entitled to recover such prevailing party's or parties' reasonable attorneys' fees, including expenses of such attorneys, from the non-prevailing party or parties in any such legal action.

     (n) LIST OF DEFINED TERMS. Reference is made to Exhibit 9(m) for a listing and location of terms defined in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   NASH-FINCH COMPANY


                                   By: /s/ Alfred N. Flaten
                                      ------------------------------------
                                   Its:    President
                                        ----------------------------------

                                   MILITARY DISTRIBUTORS OF
                                   VIRGINIA, INC.


                                   By: /s/ John W. Payne
                                      ------------------------------------
                                   Its:    Treasurer
                                        ----------------------------------


                                   By: /s/ Jerry H. Jared
                                      ------------------------------------
                                      Jerry H. Jared


                                   By: /s/ Wayne L. Duncan, Jr.
                                      ------------------------------------
                                      Wayne L. Duncan, Jr.


                                   By: /s/ John W. Payne III
                                      ------------------------------------
                                      John W. Payne III